                                  Exhibit 5.1

                   [Letterhead of NPS Pharmaceuticals, Inc.]

                              Opinion of Counsel



                               February 4, 2000


Ladies and Gentlemen:

     The undersigned ("Counsel") has acted as counsel to NPS Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). The Company is filing this Registration Statement with the Commission under the Securities Act of 1933, as amended, for the registration of 3,900,000 shares (the "Shares") of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), for certain selling stockholders. This opinion is delivered to you in connection with the Registration Statement on Form S-3 for the aforementioned sales.

     In rendering the opinion set forth herein, Counsel has made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to Counsel's satisfaction to be true and correct copies thereof, as Counsel has deemed necessary under the circumstances.

     Based upon the foregoing and such other examination of law and fact as deemed necessary, and in reliance thereon, Counsel is of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Counsel under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.


                           Very truly yours,


                           /s/ James U. Jensen, Esq.

                           Vice President, Corporate Development & Legal Affairs Utah State Bar No. 1675